EXHIBIT 11





                                PLC SYSTEMS INC.

                   CALCULATION OF NET INCOME (LOSS) PER SHARE

                        for the years ended December 31,

                                         1996                 1995                1994
                                         ----                 ----                ----
Weighted average number of
common shares outstanding ...........   16,376,000          15,868,000          14,372,000


Common share equivalents ............            - (1)         722,000                   - (1)
                                        -----------         ----------          ----------


Shares used to compute
net income (loss) per share .........   16,376,000          16,590,000          14,372,000


Net income (loss) ...................  $(1,540,000)         $2,004,000         $(2,564,000)


Net income (loss) per share .........        $(.09)              $0.12              $(0.18)


(1) Common share equivalents are not included since their inclusion is antidilutive.